EideBailly

CPAs & BUSINESS ADVISORS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated May 14, 2009, related to our audit of the financial statements of Intelasight, Inc., as of and for the year ended December 31, 2008, to be included in Form 8-K of Iveda Corporation.

Eide Bailly LLP

Minneapolis, Minnesota
October 20, 2009

www.eidebailly.com
5601 Green Valley Dr., Ste. 700 ▪ Minneapolis, Minnesota 55437-1145 ▪ Phone 952.944.6166 ▪ Fax 952.944.8496 ▪ EOE